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                                                                    Exhibit 10.1

                   CARDIODYNAMICS INTERNATIONAL CORPORATION

                              PURCHASE AGREEMENT

                                     with
                      GE MARQUETTE MEDICAL SYSTEMS, INC.
                           (a Wisconsin corporation)
                     (hereinafter referred to as "Buyer")


          This Agreement is entered into as of August 25, 1999, by and between Buyer and CardioDynamics International Corporation ("CardioDynamics"), a California Corporation, for the purchase of Products in accordance with the terms and conditions set forth below:

1.   ORDERS, DELIVERY SCHEDULES AND PRICES.

          1.1  Orders.  Buyer hereby orders and agrees to purchase from
               ------
CardioDynamics, and CardioDynamics agrees to sell and deliver to Buyer, during the Agreement Period, the products specified in Schedule A (the "Products") at the price specified in Schedule B. Buyer's commitment to purchase Products from CardioDynamics consists only of any release by Buyer of a Purchase Order (as defined below). Purchase orders released by Buyer for Products ("Purchase Orders") may consist of hard copies of Buyer's purchase order set forth in
Exhibit I or other written communications from Buyer which state specific delivery requirements. Purchase Orders released by Buyer shall identify the delivery date or dates and identify the quantities to be released for delivery within the lead times specified in Schedule B. REGARDLESS OF FORM, EVERY PURCHASE ORDER IS DEEMED TO INCLUDE THE TERMS AND CONDITIONS HEREIN AND BUYER'S STANDARD TERMS AND CONDITIONS SET FORTH IN EXHIBIT I. Unless otherwise agreed in writing by the parties, prior to the first anniversary hereof, Buyer shall not be responsible or in any way liable to CardioDynamics or any third party with respect to any material commitments or production arrangements in excess of the amounts or in advance of the times necessary to meet Buyer's delivery schedules set forth in its released Purchase Orders. Seller may not reject any Purchase Order of Buyer unless Buyer is in material breach and has received notice of such breach.

          1.2  Initial Purchase Order.  Coincident with the execution of this
               ----------------------
Agreement, Buyer has submitted to CardioDynamics, a purchase order dated as of the date hereof, committing to purchase twenty (20) units of the BIOZ.com Hemodynamic Monitor (Model BZ 4110 X-xxx ("X" denotes English or Symbol Front Panel, "xxx" denotes voltage and language requirement for back panel)) and one additional patient cable and case of sensors (50 patient applications) per unit, for shipment on or before
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August 27, 1999 and an additional twenty (20) BioZ.com Hemodynamic Monitor
(Model BZ 4110) with one additional patient cable and one case (50 patient applications) per unit on or before November 15, 1999, at the price specified in Schedule B, setting out the terms of delivery and other terms, which purchase order has been accepted by CardioDynamics. Buyer will receive the maximum distributor discount for CardioDynamics' Products, which, at the commencement of this agreement, shall be no less than thirty-eight percent (38%) off of List Price on the BioZ.com Hemodynamic Monitoring Systems and twenty-five (25%) off of List Price for all CardioDynamics' disposable items, as shown on Schedule B hereto. Scheduling of the Product delivery will be as provided in Section 1.3.

          1.3  Delivery Schedule.  The Products purchased under this Agreement
               -----------------
shall be delivered to Buyer in accordance with the terms set forth in Buyer's written sales releases. Sales releases must:

               A. Request by product number the type and quantity of the Products to be delivered in any specified month; and

               B. With the exception of the initial purchase order of 20 units to be shipped on or before August 27, 1999, be received by CardioDynamics at least sixty (60) days prior to the requested date of delivery. CardioDynamics will make every reasonable attempt to accommodate the delivery needs of the Buyer.

          In the event that Buyer incurs a penalty because of late delivery of Products to the end user, and the late delivery is attributable to the fault of CardioDynamics, CardioDynamics shall reimburse Buyer for the amount of such penalty, it being agreed that time is of the essence. The penalty shall not exceed the late delivery penalty which Buyer would incur by reason of late delivery to the end user attributable to the fault of Buyer and the total amount of the penalty will not exceed the price of the Product ordered. The foregoing shall be in addition to all remedies available to Buyer.

          1.4  Reschedule.  The delivery schedule confirmed by CardioDynamics in
               ----------
compliance with Section 1.3 shall be binding upon both parties except that Buyer may, upon written notice, reschedule delivery at least equal to the lead-time for such Product as specified in Schedule B. Said reschedule must defer the delivery of the Products to a reschedule date no later than October 15th of the current year. No other changes, including changes to the mix or configuration of the Products, may be made without CardioDynamics' prior written consent.

          1.5  Prices.  (a) The prices for the Products ordered and delivered
               ------
under this Agreement are set forth in Schedule B (the "Prices"). Buyer and CardioDynamics agree to review the Prices after the Products have been distributed by Buyer for a period of six (6) months and every six (6) months thereafter; provided, however, that in no event shall any increase in Prices for a particular Product be greater than the percent increase in CardioDynamics' cost of goods for such Product.
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                                                                               3

               (b) CardioDynamics represents to Buyer that the Prices for the Products are as low as the prices at which CardioDynamics is currently selling (or currently intending to sell) items similar to the Products in the same or similar quantities with similar terms and conditions. If during the term of this Agreement CardioDynamics reduces the price of such similar items, CardioDynamics shall: (i) promptly notify Buyer in writing of such reduction; and (ii) apply an equivalent reduction in the Price to all Products ordered by Buyer that have not been previously shipped and invoiced at the time of such reduction. The Prices shall thereafter be adjusted to reflect such reduction for the balance of the term hereof or until the Prices are further reduced pursuant to this Agreement.

          1.6  Forecasts.  Buyer shall submit a six (6) month rolling forecast
               ---------
to CardioDynamics to cover the Products, by product model and month. Such forecasts are agreed by the parties to be for planning purposes and, as such, are not binding upon either party.

          1.7  Software/Firmware.  The Price includes a perpetual, paid-up,
               -----------------
worldwide, irrevocable license to Buyer and its customers or users of Buyer's products containing Products to use, in the operation, maintenance and repair of the Products, any software and/or firmware supplied by CardioDynamics to Buyer.


2.   CO-MARKETING AGREEMENT.

     CardioDynamics agrees that during the Agreement Period it will not directly or indirectly sell, market, or distribute any Products (including any product functionally similar to a Product) to any party in the territory described on Schedule C hereto (the "Territory"), other than to Buyer and the parties set forth on Schedule D hereto in accordance with this Agreement.


3.   OTHER OBLIGATIONS OF CARDIODYNAMICS.

          3.1  Accessories.  During the Agreement Period, CardioDynamics agrees
               -----------
to sell to Buyer such accessories as Buyer may order from CardioDynamics' current International Distributor Price List (designated as Schedule B in this Agreement) during the Agreement Period at the prices specified in Schedule B. Such orders must be placed at least sixty (60) days in advance of any delivery date specified in such order.

          3.2  Spares and Services.  During the Agreement Period, and for seven
               -------------------
(7) years thereafter, CardioDynamics agrees to sell to Buyer such spares, maintenance tools, and maintenance manuals as Buyer may firmly order at the prices and on the terms and conditions prevailing on the date of order or as specified in a separate Service Agreement, which will supercede any service obligations within this Agreement.

          3.3  Discontinuance of Spare Parts.  Notwithstanding any other
               -----------------------------
provision of this Agreement, during the Agreement Period, and for seven (7)
years thereafter, CardioDynamics shall give Buyer one hundred eighty (180) days written
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                                                                               4

notice of any proposed discontinuance of specialized parts for any Product and shall supply to Buyer at the then prevailing purchase prices such number of said specialized parts as may be ordered by Buyer during that one hundred eighty
(180) day period. If prior to the end of such one hundred eighty (180) day period, Buyer provides CardioDynamics with a forecast for orders for said specialized parts during the succeeding one hundred eighty (180) day period, CardioDynamics agrees to supply such parts to Buyer at prevailing prices if Buyer agrees to purchase all parts and/or materials ordered by CardioDynamics to meet such forecast. CardioDynamics will, upon request by Buyer, exercise its reasonable efforts to assist Buyer in making arrangements with vendors for the continuing supply to Buyer of such specialized parts or in developing alternative sources of supply for such items. As used herein, the term "specialized part" refers to any part or component in the prevailing list of available spares which is not reasonably available in comparable quality from CardioDynamics or another supplier.

          3.4  Regulatory Compliance.  CardioDynamics shall be responsible for
               ---------------------
identifying and obtaining, at it sole cost and expense, all regulatory approvals which are required for the development, manufacture or sale of the Products in the Territory. If CardioDynamics determines that it is not in its reasonable best interest to obtain all regulatory approvals required in some portions of the Territory, CardioDynamics shall promptly provide written notice of such determination to Buyer. Within thirty (30) days receipt of such written notice, Buyer may notify CardioDynamics of its intent to obtain such needed regulatory approval. CardioDynamics shall provide a written response within fifteen (15) days receipt of such notice indicating whether it approves of or reasonably objects to Buyer's intent as stated in such notice and the reasons therefor; provided that CardioDynamics' failure to respond to such notice within such fifteen (15) day period shall be deemed an approval of such intent by CardioDynamics. Following the later of such approval and the acquisition of all necessary regulatory approvals (costs of such approval to be borne by Buyer), Buyer shall have the sole and exclusive right to market, promote and sell Products in such portion of the Territory. If Buyer fails to provide such written notice within such thirty (30) day period or if CardioDynamics sends a written notice of reasonable objection within such fifteen (15) day period, such portion shall be excluded from the Territory and CardioDynamics shall not market, promote, or sell Products in such portion of the Territory. CardioDynamics will reasonably cooperate with Buyer by providing at no charge to Buyer any data in its possession that is reasonably required to obtain the regulatory approvals, including but not limited to CE Marking and clinical testing material submitted by CardioDynamics for the Products.

          3.5  Medical Device Laws.  CardioDynamics warrants that the Products
               -------------------
and their manufacture will comply with all applicable medical device laws and regulations, including, without limitation, good manufacturing practices.

          3.6  Fair Labor Standards Act.   CardioDynamics warrants, and will
               ------------------------
certify, that the Products were produced in compliance with the Fair Labor Standards Act of 1933 as amended, and any other laws or regulations dealing with the wages, hours of
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                                                                               5

working, conditions or employees engaged in the production of the articles furnished under each of the purchase orders.

          3.7  Environmental Safety.  CardioDynamics warrants that each chemical
               --------------------
substance listed or contained in the Products complies with applicable federal, state and local environmental health and safety laws, including, without limitation, the Toxic Substances Control Act, Occupational Safety and Health Act, and Federal Hazardous Substances Act as amended.

          3.8  Product Safety. CardioDynamics warrants that the Products comply
               --------------
with any applicable sections of the Federal Food, Drug and Cosmetic Act, Federal Consumer Product Safety Act, and Federal Communications Act as amended and any other applicable product safety law.

          3.9  Training.  During the Agreement Period, CardioDynamics will
               --------
provide training courses at in accordance with agreed Training plan.

               A.   Sales and Marketing.  CardioDynamics will train the sales
                    -------------------
 and marketing employees of Buyer in the use and operation of the Products set forth in Schedule A. Such training shall be conducted once each year during the Agreement Period at a mutually agreeable time and at such facility as Buyer may reasonably specify.

               B.   Service.  The parties agree to negotiate in good faith a
                    -------
definitive written agreement with respect to service and service training (the "Service Agreement").

               C.   Quality Assurance.  CardioDynamics shall train Buyer at a
                    -----------------
mutually agreeable time during the Agreement Period at CardioDynamic's offices in San Diego, California in the procedures used by CardioDynamics to perform quality assurance inspections of the Products.

               D.   Expenses.  The training by CardioDynamics described in
                    --------
Sections 3.10A, 3.10B and 3.10C above will be provided without further charge by CardioDynamics. At Buyer's option, CardioDynamics will make the training described in Sections 3.10A, 3.10B and 3.10C available at other locations reasonably acceptable to CardioDynamics, and CardioDynamics shall provide such additional training as Buyer may reasonably request from time to time. All costs and expenses incurred by Buyer employees in connection with their travel to or attendance at such training (including but not limited to expenses for transportation, lodging, and meals) shall be borne solely by Buyer.

          3.10 Documentation.  CardioDynamics agrees to provide Buyer with the
               -------------
mutually agreeable Product documentation. CardioDynamics will provide operator's manuals in English, German, French or Dutch language (as applicable to the language of the Product to be delivered).
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          3.11 Technical Support.  CardioDynamics agrees to provide Buyer with
               -----------------
technical support necessary to support the goals of this Agreement.

          3.12 Import/Export.  CardioDynamics shall comply with all applicable
               -------------
U.S. import and export laws during the term of this Agreement.

          3.13 Right of Exclusivity. The parties intend to enter into good faith
               --------------------
negotiations with respect to a definitive written agreement pursuant to which, among other things, Buyer shall distribute CardioDynamics's products in North America (the "American Distribution Agreement"). CardioDynamics agrees that neither it nor its affiliates or representatives will: (i) sell or transfer their respective companies, any significant interest in their respective companies or any significant assets of their respective companies to any third party, or enter into any agreement to do the same; or (ii) make any offer to any third party, or commence or entertain discussions with, or provide material non-public information to any third party (other than with respect to the ongoing activities of CardioDynamics's current distributors in North America) regarding the distribution of its products in North America. CardioDynamics further agrees to promptly inform Buyer of any proposal or other writing CardioDynamics may receive relating to any of the foregoing. In order to provide a reasonable period for the parties to complete the negotiation of the American Distribution Agreement, this Section will automatically terminate on September 30, 1999.


4.   OBLIGATIONS OF BUYER.

          4.1  Buyer Approval Process.  Buyer agrees to invest the necessary
               ----------------------
resources to achieve internal product approval through normal Buyer development process.

          4.2  Europe/Middle East/Africa Distribution Team. Buyer agrees to sell
               -------------------------------------------
the Products exclusively through Buyer's European/Middle Eastern/African distribution team in the Territory. Buyer agrees that it will not sell the Products, either directly, through one of Buyer's partners, or indirectly, by selling to a party which Buyer knows, or should reasonably have known, has intent to resell any of the Products outside the Territory. CardioDynamics agrees that it will not private label the BIOZ.com Monitor to patient physiological manufacturers for sale in the Territory during the Agreement Period.

          4.3  Purchaser Information. During the Agreement Period, Buyer agrees
               ---------------------
to provide CardioDynamics with such information as CardioDynamics shall reasonably request about each purchaser of the Product from Buyer. Such information shall include, without limitation, the name and address of the purchaser, and the amounts and serial numbers of the Products purchased by such purchaser.
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                                                                               7

          4.4  Train Customers. Buyer agrees to train and support any and all
               ---------------
customers who purchase the BIOZ.com Monitor. Details of the CardioDynamics customer training and support programs are attached hereto as Schedule G.

          4.5  Resources Dedicated.  Buyer agrees to invest an amount pursuant
               -------------------
to this Agreement determined according to its reasonable selling needs, in a manner including, without limitation, demonstration units, internal resource investment of product management, and sales/service training. In addition, Buyer and CardioDynamics agree to establish a separate promotion budget for Buyer to promote the Products in the Territory by means including, without limitation, press releases, advertisements, sell sheets, Buyer's web site and trade shows.

          4.6. Import/Export.  Notwithstanding anything to the contrary herein,
               -------------
Buyer shall comply with all applicable U.S. import and export laws during the term of this Agreement.


5.   TERMS AND CONDITIONS.

          5.1  Shipment.  Delivery shall be within sixty (60) days of placement
               --------
of a materially complete Purchase Order, except as otherwise stated in this Agreement. Shipment of the first 20 units and accessories shall be on or before August 27, 1999, and on or before November 15, 1999, for the second 20 units and accessories.

          5.2  Acceptance.  Prior to delivery of each Product ordered by Buyer
               ----------
pursuant to this Agreement, CardioDynamics will perform its standard factory acceptance test applicable to such Product and, where applicable, will record in writing that the Product ordered has satisfied the requirements of the test. Records of such tests shall remain available for review by Buyer for a period of six (6) months or such longer period as is required by applicable law. Product will be deemed accepted by Buyer if not rejected by written notice and returned to CardioDynamics in accordance with the warranty return procedure (Section 5.6) within forty-five (45) days from date of shipment to Buyer. Otherwise Buyer has no right of return.

          5.3  Payment.  Terms of payment will be net sixty (60) days from the
               -------
date of receipt of invoice and payment shall be made in U.S. dollars by wire transfer, check or other instrument reasonably acceptable to CardioDynamics.

          5.4  Taxes, Insurance, and Shipping.  Following delivery  to the FOB
               ------------------------------
point (CardioDynamics shipping dock), Buyer shall bear all applicable charges, including, without limitation, freight, shipping, customs charges and expenses, special packaging or handling costs, insurance premiums. Buyer shall also bear all applicable taxes incident to the sale of the Products hereunder (including without limitation federal, state, municipal and other government taxes, such as sales, value added, use and similar taxes, but excluding among other things any taxes related to wages).

          5.5  Design Modifications.  CardioDynamics reserves the right to make
               --------------------
design modifications to the Products at any time without incurring any obligations to
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                                                                               8

retrofit the Products delivered to Buyer prior to the effective date of any such modification. As a result, the Products bearing the same model number may differ; however, all Products bearing the same model number in like configuration delivered pursuant to this Agreement will be interchangeable with respect to form, fit and function. CardioDynamics shall give Buyer sixty (60) days advanced written notice of any modifications affecting form, fit or function.

          5.6  Warranty.  CardioDynamics warrants to Buyer for periods set forth
               --------
in Schedule E that the Products delivered by CardioDynamics to Buyer pursuant to this Agreement shall be free from defects in material and workmanship. CardioDynamics' obligation under this warranty is limited to replacing or repairing, at its option, at its designated site, any Products (except expendable parts thereof) that within the warranty period are returned to CardioDynamics in the original shipping carton (or a replacement shipping carton provided by CardioDynamics at CardioDynamics' expense) under a Material Return Authorization (MRA) number issued by CardioDynamics and that are found by CardioDynamics to be defective in proper usage. CardioDynamics warrants that (a) the Products will (i) conform materially to all specifications, drawings, plans, instructions, samples or other descriptions furnished by Buyer, (ii) be fit and sufficient for the purpose(s) for which they were manufactured and sold, (iii) be new and merchantable, (iv) be of good material and workmanship and free from defects, whether latent or otherwise and (v) be free from any claim of any nature by any third person. CardioDynamics warrants that neither the performance nor the functionality of any Product delivered to Buyer will be affected in any material way by the advent of the year 2000 or otherwise by the use of any date information. CardioDynamics warrants that any service CardioDynamics provides will be performed in a competent manner and be fit for any purpose for which CardioDynamics knows or has reason to know Buyer or Buyer's customers intend to use such service.

          Except as set forth in this Section 5.6 and in Sections 3.6, 3.7, 3.8 and 3.9, CardioDynamics makes no other warranties of any kind whatever, whether express or implied, and all implied warranties of merchantability and fitness for a particular purpose which exceed the scope of the foregoing warranties are hereby disclaimed by CardioDynamics and excluded from this Agreement.

          5.7  Limitation of Liability.  Any provision herein to the contrary
               -----------------------
notwithstanding, in no event shall either party be liable for indirect, incidental or consequential damages. Except for the provisions of Article 9 below, in no event shall the liability of CardioDynamics arising in connection with any Product sold hereunder (whether such liability arises from a claim based on agreement, warranty, tort or otherwise) exceed the amount paid by Buyer to CardioDynamics for such Product.

          5.8  Assignment.  Neither party may assign its rights under this
               ----------
Agreement in whole or in part by operation of law or otherwise without the prior express written consent of the other party except to an affiliate of such party, and any attempted assignment of any rights, duties or obligations hereunder without such consent shall be void.
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                                                                               9

          5.9  Force Majeure. If the performance of this Agreement or of any
               -------------
obligation hereunder (except payment of monies due) is prevented, restricted or interfered with by reason of fire or other casualty or accident; strikes or labor disputes; inability to procure raw material, power or supplies; hurricanes, earthquakes, floods, or other Acts of God; war or other violence; any law, order, proclamation, regulation, ordinance, demand or requirement of any governmental agency or intergovernmental body; or any other act or condition whatsoever beyond the reasonable control of the parties hereto, the party so affected, upon giving notice to the other party, shall be excused from such performance during and to the extent of such prevention, restrictions or interference.

          5.10 Recall. In the event Buyer or any of its distributors should be
               ------
required or should voluntarily decide to initiate a recall, product withdrawal, or field correction of any products because products do not conform to the warranty set forth hereinabove or because of any negligent or intentionally wrongful act of CardioDynamics or its representatives, Buyer shall notify CardioDynamics and provide a copy of its proposal, including the recall letter, for CardioDynamics' approval prior to initiation of such action. In carrying out such a recall, CardioDynamics shall lead in the investigation to determine the cause and extent of the problem.

               5.10.1 In the event that CardioDynamics independently believes that a recall, product withdrawal, or field correction for products may be necessary or appropriate, CardioDynamics shall notify Buyer through Buyer's designee to be named, of CardioDynamics' belief, and the parties shall fully cooperate with each other concerning the necessity and nature of such action.

               5.10.2 All regulatory authority contacts, as applicable, and coordination of any recall or field correction activities be handled by CardioDynamics , with Buyer's assistance, whether or not such action was initially requested by CardioDynamics.

               5.10.3   In the event that any product is recalled as a result of
(1) the supply by CardioDynamics of product that does not conform to the warranty set forth hereinabove including, without limitation, the specifications or (2) the negligent or intentionally wrongful act of CardioDynamics or its representatives, then CardioDynamics shall bear the following costs and expenses of such recall: reasonable expenses related to communications and meetings with all required regulatory agencies, reasonable expenses of replacement stock, the reasonable cost of notifying customers and the reasonable costs associated with shipment of recalled product from customers and shipment of an equal amount of replacement product to those same customers. To the extent that the reason for any recall of products hereunder is in part the responsibility of CardioDynamics and in part the responsibility of Buyer then the expenses shall be allocated in an equitable manner between the parties.

          5.11 Product Complaints. CardioDynamics will be responsible for the
               ------------------
support and upkeep of this product unless specified in a separate Service Agreement. However, if this product needs engineering evaluation, CardioDynamics will evaluate at no charge and supply a written report summarizing the evaluation within fourteen (14)
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                                                                              10

days of product complaint receipt. Furthermore, it will be the responsibility of CardioDynamics to resolve product-related complaints. All complaints submitted through Buyer will be transferred in a timely manner to CardioDynamics for investigation and resolution, with correspondence of this copied to Buyer for customer complaint tracking.

          5.12 Standard Terms and Conditions. A copy of Buyer's Standard Terms
               -----------------------------
and Conditions are attached hereto as Exhibit I. In the event of any conflict between the provisions of this Agreement and the Exhibit I, the provisions of this Agreement shall be controlling.


6.   CONFIDENTIALITY.

          6.1 Each of the parties shall at all times during and subsequent to the Agreement Period keep and cause to be kept confidential, any confidential information received by it from the other party. Such confidential information received from the other party shall not be disclosed in any manner to any third party; provided, however, the parties may disclose any confidential information contemplated hereunder to third parties as necessary to have the Products designed, manufactured, modified, improved, serviced or repaired; confidential information shall be disclosed by the receiving party only to those employees or third party contractors who need to know the same; such employees and third parties to whom such Confidential information is disclosed shall be advised of the confidential nature of such information and shall maintain the same in confidence as the confidential information of the other party.

          6.2 Confidential information shall consist of all confidential information maintained in secrecy or confidence by the disclosing party as a valuable trade secret or business information; all confidential information disclosed shall be marked "confidential" by the disclosing party if in writing prior to disclosure.

          6.3 Confidential information shall not include: (a) any information which is generally available to the public through no breach of this Agreement;
(b) any information which is lawfully received from a third party having rights to disclose the same to the receiving party and which third party is free from similar non-disclosure obligations as are set forth herein; (c) any information which is independently developed by the receiving party; (d) any information which is already known to the receiving party or its subsidiaries or affiliates, or in their possession prior to disclosure by the other party. The parties further agree that the party asserting as a defense that confidential information was obtained in a manner set forth in clause (a), (b), (c) or (d) above shall bear the burden of proof in establishing such defense by a preponderance of the evidence.


7.   NON-COMPETITION.

          7.1 In order to induce CardioDynamics to enter into the transactions contemplated hereby, and in consideration thereof, Buyer agrees that it shall not, directly or indirectly, engage, whether as principal, agent, investor, distributor, representative, partner, stockholder, consultant or otherwise, in any activity or business venture, anywhere in the Territory, which involves (a) during the term of this Agreement, the
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                                                                              11

development, manufacture, distribution or sale of non-invasive cardiac output measurement devices using the Thoracic Bio-impedance method or (b) for a period of one (1) year following expiration or termination of the Agreement Period, the distribution or sale of noninvasive cardiac output measurement devices using the Thoracic Bio-impedance method.

          7.2 Buyer agrees with CardioDynamics that if, in any proceeding, a court or other authority shall refuse to enforce any covenant herein set forth because such covenant covers too extensive a geographic area or too long a period of time, such covenant shall be deemed appropriately amended and modified in keeping with the intention of the parties to the maximum extent permitted by law.


8.   INJUNCTIVE RELIEF.

          In the event of a breach or threatened breach by Buyer of any of the provisions of Section 7 of this Agreement, or by any party of Section 4.2 or
Section 6 of this Agreement, such party hereby consents and agrees that the other party shall be entitled to an injunction or similar equitable relief from any court of competent jurisdiction restraining such party from committing or continuing any such breach or threatened breach or granting specific performance of any act required to be performed by such party under any of such provisions, without the necessity of showing any actual damage or that money damages would not afford an adequate remedy and without the necessity of posting any bond or other security. Nothing herein shall be construed as prohibiting any party from pursuing any other remedies at law or in equity which it may have.


9.   INDEMNITY.

          9.1 CardioDynamics shall indemnify and hold Buyer harmless from and against all loss, damage, or expense (including reasonable attorneys' fees) arising out of any claim or suit for infringement of a patent, copyright or trade secret brought against Buyer, based on use of the Products purchased under this Agreement provided that (1) Buyer gives CardioDynamics prompt written notice of such claim (provided, however, that any delay or failure to notify CardioDynamics of any claim shall not relieve CardioDynamics of its indemnification obligations under this Section 9.1 except to the extent that the defense of such action is materially prejudiced or materially adversely affected by such delay or failure to notify) (2) CardioDynamics maintains the right to sole control of the defense and all negotiations for settlement of such claim or suit and (3) Buyer agrees to cooperate with CardioDynamics in the defense and/or settlement thereof (provided, however, that any failure to cooperate with CardioDynamics shall not relieve CardioDynamics of its indemnification obligations under this Section 9.1 except to the extent that the defense of such action is materially prejudiced or materially adversely affected by such failure to cooperate). In the event of any claim as described above which has been finally adjudicated in favor of a third party, CardioDynamics will have the option, at its own expense, either to procure for Buyer the right to continue using said product or replace with a non-infringing product or modify same so it becomes non-infringing, subject to reasonable approval of such replacement part or modification by Buyer.

          9.2 CardioDynamics shall indemnify, defend and hold Buyer harmless from and against all loss, damage or expense (including reasonable attorneys' fees) caused by a defect in the design or manufacture of any of the Products purchased under this Agreement provided that Buyer gives CardioDynamics prompt written notice of such claim or suit (provided, however, that any delay or failure to notify CardioDynamics of any claim shall not relieve CardioDynamics of its indemnification obligations under this Section 9.2 except to the extent that the defense of such action is materially prejudiced or materially adversely affected by such delay or failure to notify), the right to maintain sole control of the defense and all negotiations for settlement of such claim or suit, and cooperates with CardioDynamics in the defense and/or settlement thereof.

          9.3 The foregoing covenants of indemnity by each party made to the other shall survive the expiration or termination of the Agreement Period.


10.  TERM AND TERMINATION.

          10.1 Term. The term of this Agreement shall commence on the date
               ----
hereof and shall continue until terminated in accordance with the provisions hereof (such period being the "Agreement Period"). Either party may terminate this Agreement for cause immediately by giving written notice to the other party in the event any of the following occurs:

          A.   except as otherwise provided in this Section 10.1 or in Section
10.2 below, the other party has materially breached this Agreement and failed to cure such breach within sixty (60) days following delivery of written notice of such breach;

          B. the other party files for bankruptcy or similar debt relief or a petition for its bankruptcy or similar creditors' actions is filed against it and is not withdrawn within sixty (60) days;

          C. the other party ceases to do business, or otherwise terminates its business operations, provided that the parties acknowledge and agree that the sale of all or substantially all of Buyer's assets to any of its affiliates shall not be deemed a cessation of its business or termination of its business operations

          D. the other shall fail to secure or renew any license, registration, permit, authorization or approval necessary for the conduct of its business in the manner contemplated by this Agreement or if any such license, registration, permit, authorization or approval is revoked or suspended and failed to cure failure, revocation, or suspension within sixty (60) days following written notice;.

          E. that Buyer fails to pay any sums due hereunder within thirty (30) days of the due date; or

          F. that Buyer fails to order a minimum number of mutually agreed upon demonstration units for each country in the Territory (in no case will this be less than one demonstration unit per country) to be delivered prior to November 15, 1999. In the event Buyer fails to order the minimum number of the mutually agreed upon demonstration units for any country in the Territory, CardioDynamics may remove the specific country or countries from the Territory listed in Schedule C and may, at its discretion, award exclusive distribution rights to another company in the specified country or countries.

          G. that the parties fail to execute a mutually acceptable Service Agreement by October 31, 1999.

          H. that the parties fail to agree upon the Minimum Yearly Volume Commitment on that date that is 30 days prior to the anniversary date of this Agreement (see Schedule F).

          10.2 Minimum Quarterly Amount. Notwithstanding any other provision
               ------------------------
contained herein, in the event that prior to any of the dates set forth in Schedule F (each such date referred to herein as the "Quarterly Date"), Buyer shall not have forwarded orders to CardioDynamics for the Products for the minimum amount set forth in Schedule F (the "Minimum Quarterly Amount"), CardioDynamics shall have the right to terminate this Agreement upon thirty (30) days' prior written notice to Buyer delivered within sixty (60) days following such Quarterly targets referenced in Schedule F.

          Notwithstanding any other provision contained herein, if, after November 24, 2000 (such date being the "Assessment Date"), (a) Buyer fails for two consecutive quarters to forward orders for Products to CardioDynamics for the minimum amounts applicable to the quarterly periods set forth in Schedule F (the "Minimum Quarterly Amounts") or (b) on any annual anniversary hereof Buyer has failed to achieve the then applicable Minimum Yearly Amounts, then, within sixty (60) days following such two consecutive quarter period or anniversary period, as the case may be, CardioDynamics may terminate this Agreement on thirty (30) days prior written notice to Buyer, provided that, in the event of notice of termination pursuant to clause (a) hereof, as of the date of such written notice Buyer has failed to achieve the then applicable Minimum Yearly Amounts. In addition, if, as of November 15, 2000, Buyer has failed to forward orders to CardioDynamics for the Minimum Quarterly Amounts for the quarter then ending , then CardioDynamics may, prior to November 25, 2000, terminate this Agreement on written notice to Buyer.

          10.3 Renewal. Following the third anniversary hereof, either party may
               -------
terminate this Agreement on ninety (90) days prior written notice.

          10.4 Other Remedies.  Termination under this Article 10 shall not
               --------------
limit the terminating party's rights and remedies otherwise available in law or in equity, including, but not limited to, the right to recover damages. Buyer may terminate any open Purchase Order in whole or in part at any time upon written notice to CardioDynamics. If such cancellation occurs, the parties shall negotiate a settlement of reasonable costs incurred by CardioDynamics with respect to such terminated Purchase Order (e.g., purchased materials and labor costs incurred prior to receipt of the notice of termination). Notwithstanding the foregoing, Buyer's maximum liability with respect to the terminated Purchase Order in no event shall exceed the amount of such Purchase Order. Buyer may terminate any open Purchase Order without liability if Seller is in breach of this Agreement or if Seller's performance is delayed for a cause beyond its reasonable control.


11.  MISCELLANEOUS.

          11.1 CardioDynamics and Buyer agree they will not attempt or engage in any acts to impair, defeat or reduce the rights of either party.

          11.2 All rights, duties and obligations of the parties with respect to this Agreement shall be settled and determined according to the substantive and procedural laws of Wisconsin.

          11.3 Any dispute, controversy or claim arising under this Agreement (a "Dispute") which does not exceed $100,000 shall be submitted for resolution by binding arbitration pursuant to the Rules of the American Arbitration Association ("AAA") as in effect at the time of the arbitration in Milwaukee, Wisconsin, it being agreed that the AAA is designated as the neutral organization for purposes of the AAA rules and that the costs of the arbitration shall be shared equally by the parties. The parties agree that the decision of such arbitrator or arbitrators shall be final and shall be enforceable in any court of competent jurisdiction.

          11.4 All notices, demands, or consents required or permitted to be given hereunder shall be given and deemed to be received if addressed and delivered as follows:

          All notices shall be delivered personally, by facsimile, by recognized overnight courier, or by certified mail, return receipt requested, addressed as follows:

          If to CardioDynamics:

               CardioDynamics Intl. Corporation
               6175 Nancy Ridge Drive, Suite 300
               San Diego, California  92121
               Attention: Chief Executive Officer
               Telecopier No.: (619) 535-0055

          If to Buyer:

               GE Marquette Hellige
               Munzinger Strasse 3,
               D-79111 Freiburg, Germany
               Attention:  Managing Director

                Telecopier No.: +49 761 4543 549

           with copies to:
                GE Marquette Medical Systems, Inc.
                8200 West Tower Avenue
                Milwaukee, Wisconsin 53223
                Attention:  General Counsel
                Telecopier No.:  (414) 362-2420

                GE Marquette Medical Systems, Inc.
                8200 West Tower Avenue
                Milwaukee, Wisconsin 53223
                Attention:  Vice President of Marketing
                Telecopier No.:  (414) 357-3456

          11.5 This Agreement and the rights hereunder shall not be assignable or transferable except as specifically provided elsewhere herein; it shall inure to the benefit of and bind the permitted successors and assigns of the parties hereto; provided, however, that Buyer may assign, sub-contract or delegate all or any portion hereof to any of its affiliates.

          11.6 This Agreement, together with each of the Exhibits and schedules hereto, constitutes the entire agreement of the parties and all other prior agreements, understandings or arrangements oral, written or otherwise, with respect to the subject matter hereof, are superseded hereby.

          11.7 To the extent that any provision of this Agreement or portion hereof shall be determined by a legislature or court to be, in whole or in part, invalid or unenforceable, such provision or portion thereof shall be deemed to be inoperable and surplusage and to the extent this Agreement is not so determined to be invalid and unenforceable, it shall remain in full force and effect and binding upon the parties hereto.

          11.8 No amendment hereunder shall be effective unless in writing signed by the parties hereto and no waiver hereunder shall be effective unless in writing signed by the party to be so charged.

          11.9 No failure to exercise, no delay in exercising, and no single or partial exercise on the part of Buyer or CardioDynamics of any right, remedy or power hereunder, shall operate as a waiver thereof or preclude Buyer or CardioDynamics from exercising any other right, remedy or power hereunder.

          11.10 The representations, warranties, obligations and indemnities of CardioDynamics and Buyer shall survive the termination of this Agreement to the extent required for their full observance and performance.

          11.11 CardioDynamics and Buyer waive the right of jury trial in any action or proceeding brought in any court by either party, or its assigns, arising out of the subject matter of this Agreement.

          11.12 (a) The Buyer shall not use CardioDynamics' name or any other trademark or trade name used or claimed by CardioDynamics (all of which names or marks shall hereinafter be referred to as the "Marks") in connection with any business conducted by the Buyer other than dealing with the Products. CardioDynamics hereby grants to the Buyer a royalty free non-exclusive license to use the Marks, but only with respect to the sales of the Products. Buyer shall include and shall not alter, obscure or remove any trademark or trade name used or claimed by CardioDynamics, or any markings, colors or other insignia which are contained on or in or affixed to Product at the time of shipment. CardioDynamics must approve, in advance in writing, any advertising or promotional literature or announcement to the press by Buyer regarding its relationship with CardioDynamics or otherwise utilizing CardioDynamics' name or trademarks in advance in writing.

                 (b) CardioDynamics shall not use Buyer's name for commercial or marketing purposes or any other trademark or trade name used or claimed by Buyer or any of Buyer's affiliates without the prior written consent of Buyer.11.13 Buyer agrees to use its commercially reasonable efforts to market, distribute and support (including training and other support) the Products on a continuing basis and to comply with good business practices and all laws and regulations relevant to this Agreement.

          11.14 Buyer agrees to keep CardioDynamics informed as to any problems encountered with the Products and any resolutions arrived at for those problems. Buyer will also timely notify CardioDynamics of any infringement of any of the Marks.

          11.15 The captions in this Agreement are for convenience only and shall not define or limit any of the terms hereof.

                                    *  *  *

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, effective as of the date first above written.

                         CARDIODYNAMICS INTL. CORPORATION


                         By: /s/ Michael K. Perry
                             ---------------------------------------
                         Name: Michael K. Perry
                               -------------------------------------
                         Title: Chief Executive Officer
                                ------------------------------------


                         GE MARQUETTE MEDICAL SYSTEMS, INC.


                         By: /s/ Frederick A. Robertson
                             ---------------------------------------
                         Name: Frederick A. Robertson
                               -------------------------------------
                         Title:  Chief Executive Officer
                                ------------------------------------

                                   SCHEDULE A

                                    Products
                                    --------

BIOZ.COM Non-Invasive Cardiac Output Monitor, Model Nos. BZ-4110, BZ-4110 S, BZ-4100, BZ-4100 S, BZ-4010, BZ-4010 S, BZ-4000, and BZ-4000 S.

            All of the accessories and parts listed on Schedule B.

                                  SCHEDULE B
       See Attached Spreadsheet "CardioDynamics Distributor Price List"
         All items on the Price List have a sixty (60) day lead time.



                                  SCHEDULE C

                                   Territory
                                   ---------

Europe, Middle East and Africa, except the following countries:
Austria, Czech Republic, Hungary, Slovakia, Slovenia, Poland, Denmark, Greece, Ireland, United Kingdom, Italy, Norway, Spain, Sweden, Switzerland, Liechtenstein, Israel, South Africa, Namibia, Zambia, Zimbabwe, Mozambique, and the Mascarene Islands.


                              ------------------

                                  SCHEDULE D

                               Buyer's Partners
                               ----------------

                               [to be provided]


                              ------------------

                                  SCHEDULE E

                               Warranty Periods
                               ----------------

See Attached Z-Care Service Policy Document, which applies to initial end-user only.

                               ------------------

                                  SCHEDULE F


                       Annual Minimum Volume Commitment

Review Date                            Minimum 12 Month Amount
-----------                            -----------------------
Anniversary of the date of             Within thirty (30) days prior to the
this Agreement                         anniversary of the date of this
                                       Agreement*, the parties shall agree on
                                       the Minimum Yearly Amount for the
                                       following year of the Agreement Period,
                                       using a formula to project sales of the
                                       BIOZ.com Hemodynamic Monitor for the
                                       following year of this Agreement based on the rate of growth in aggregate European sales by Buyer during the last six (6) months of the previous year of this Agreement. In no event shall the Minimum
                                       Yearly Amount be less than the Buyer's
                                       share of CardioDynamics' annual business objectives. (The "annual business objectives" means the average of the annual business objectives of
                                       CardioDynamics as determined by third-
                                       party market analysts.)

          *If the Buyer believes it has enough information to make a minimum Yearly Amount commitment prior to thirty (30) days before the anniversary hereof, Buyer will use its reasonable best efforts to do so.

          Delivery dates and percentages of the Minimum Yearly Amount will be:

          November 15: at least 15% of the Minimum Yearly Amount;
          -----------

          February 15: at least 20% of the Minimum Yearly Amount (or a
          -----------
          cumulative of 35% of the Minimum Yearly Amount)

          May 15:  at least 25% of the Minimum Yearly Amount (or a cumulative of
          ------
          60% of the Minimum Yearly Amount)

          August 15: at least 40% of the Minimum Yearly Amount (or a cumulative
          ---------
          of 100% of the Minimum Yearly Amount)

                                  SCHEDULE G

                         Customer Training and Support
                         -----------------------------

CardioDynamics will provide appropriate training so that Buyer and Buyer's representatives can effectively promote, sell, inservice, and train end users on the proper operation of the BioZ.com and accessories. The training sessions will be conducted at mutually agreed upon sites, on mutually agreed upon dates. The training will include: International Sales Training Manuals (English language only manuals are provided by CardioDynamics) for Buyer's designated representatives, Sales/Inservice Video Training Films (English language only), class room instruction sessions, and when possible, in hospital training/demonstrations.

                                 ------------

                                  SCHEDULE H


                                Product Service
                                ---------------

Details and prices of Technical Service Training and spare parts will be provided in a separate Service Agreement, which will supercede all Service commitments in this Agreement

                                 ------------